Exhibit 10.3

Letter of Intent

Between

K. Wah Concrete Co. Ltd.

And

Tech Team Development Limited

Signed on the date of March 31, 2004

The present Letter of Intent is dated on March 31, 2004 and signed by and between

K. Wah Concrete Co. Ltd.

Hereinafter called "KWC" with
Legal address: 5/F, Spectrum Tower,
53 Hung To Road,
Kwun Tong, Kowloon.
Contact: Tel: (852) 2173 6688
Fax: (852) 2725 8226
Representative: Mr. Alfred Ho

AND

Tech Team Development Limited

Hereinafter called "TTeam" with
Legal address: Room 1703, Top Glory Tower,
262 Gloucester Road, Hong Kong.
Contact: Tel: (852) 2546 1808
Fax: (852) 2546 6878
Representative: Mr. Bondy Tan

IT IS HEREBY AGREED AS FOLLOWS:

1.     Object of this Letter of Intent

It is understood that TTeam will perform a test on the installation of Eco-Pro Energy Saving System at BC2 conveyor belt located at the premises of KWC as agreed by both parties.

2.      Price of Eco-Pro Energy Saving System

i. No charge shall be incurred in the Eco-Pro Energy Saving System including the supply, installation and commissioning of the device and associated equipment.

ii. KWC shall pay half (50%) amount of the electricity saved of 60 months period to TTeam and shall optionally purchase the Eco-Pro Energy Saving System of the fee of HK$100 after 60 installments. The payment arrangement of KWC shall be monthly basis.

iii. No charge shall be incurred for reduction of savings subject to the advancement of technology in the production.

iv. The amount of the electricity saved shall be based on the following calculation:

Amount of Electricity Saved (HK$) = P x T x U x C

Note:

P = No Load Motor Power (kWh). It refers to the power consumption of the conveyor BC2 when the conveyor does not carry any materials.

T = Time of Eco-Pro Energy Saving System Triggered (hr). It refers to total triggered period in hour of the Eco-Pro Energy Savings System recording the “No Load” duration.

U = Savings Factor of Eco-Pro Energy Saving System. It should be supported by solid reported evidence agreed by KWC and TTeam, otherwise the Saving Factor is not valid. Details shall refer to the Section 5.

C = Electricity Charge per Unit HK$/kWh.

v.     Factors (P and U) shall be measured and agreed by both parties. It is required to verify every 3-months, after completion, maintenance and parts replacement.

vi. Factor (T) shall be measured by the timer of the Eco-Pro Energy Saving System, which shall be provided by TTeam and verify the accuracy by both parties. The Eco-Pro Energy Saving System will be retrofitted with a timer that recorded the actual time of the Eco-Pro Energy Saving System triggered for energy saving.

vii. The triggered time of VSD shall not be determined. It shall be depended on the situation of production.

viii. Factor (C) shall be based on the electricity charge per unit shown on the CLP Billing.

3.     Passing of Title to Eco-Pro Energy Saving System and Risks

i. In spite of delivery having been made, TTeam shall have a retention on title Eco-Pro Energy Saving System and until all 60-months installments have been paid in full whereupon the ownership of Eco-Pro Energy Saving System shall forthwith pass to KWC.

ii. TTeam may if it so desires place upon any part of Eco-Pro Energy Saving System a name plate (including any serial numbers) or other pre-approved method of identification publicly proclaiming Eco-Pro Energy Saving System.

4.     Delivery and Installation

i. TTeam shall be responsible for the delivery and installation of Eco-Pro Energy Saving System at the Installation Spot and shall ensure that the Eco-Pro Energy Saving System is delivered and installed in good working conditions and shall function properly.

ii. Eco-Pro Energy Saving System shall be delivered to the Installation Spot at a date to be specified by KWC to TTeam in writing but in any event within 45 days from the date of this Agreement provided that KWC shall give TTeam not less than 14 days’ prior written notice of the desired date of delivery of Eco-Pro Energy Saving System.

iii. TTeam shall assign a team comprising engineers and/or technicians for the installation and testing of the Eco-Pro Energy Saving System, which shall include, inter alia, the following tasks:

• installing and fixing the position of Eco-Pro Energy Saving System;

• modifying the existing electricity supply facilities and equipment at the Premises so that the same may be compatible with Eco-Pro Energy Saving System;

• connecting Eco-Pro Energy Saving System with computerized power saving detectors after completion of the installation, which shall be disconnected after the power saving reports are generated.

iv. KWC will assist TTeam in the installation of Eco-Pro Energy Saving System by providing TTeam on reasonable request such information concerning the electricity supply and facilities of the Premises reasonably considered by TTeam to be necessary for the installation of Eco-Pro Energy Saving System.

Energy Saving Measurement

For the purpose of determining the energy saving rate of Eco-Pro Energy Saving System, but before the Test Report the following shall be carried out and the signing of the certificate shall be final and conclusive:

TTeam shall perform a certification procedure in accordance by recording the energy consumption measurements at the Premises for a period of 14 consecutive days immediately after the Eco-Pro Energy Saving System has been installed (“Testing Period”).

During the Testing Period, Eco-Pro Energy Saving System will be operated at 7 Testing Cycles. Each Testing Cycle lasts for 48 hours, i.e. operate for 24 hours and then stop for 24 hours. Based on the 7 Testing Cycles, energy consumption data shall be obtained for the calculation of energy saving rate.

Prior to conducting the Certification Exercise, TTeam shall set out in writing the criteria, conditions, procedures, equipment and instrument to be used in the Certification Exercise and shall obtain KWC’s agreement on the same. It should be no damage to the equipment and operation interruption to the conveyor system.

The speed in energy saving mode, decelerating rate (from normal to energy saving mode) and accelerating rate (from energy saving to normal mode) of BC2 Conveyor shall be agreed by both parties.

Upon completion of the Certification Exercise, TTeam shall prepare a test report (“Test Report”) setting out the following:

the criteria, conditions, procedures, equipment and instrument used in the Certification Exercise which have been agreed with KWC;

the records of the measurements of the power consumption at the Premises during the Testing Period; and

the calculation of the energy saving rate.

A “Certificate” shall be issued to confirm the electricity savings rate.

Maintenance

TTeam shall provide maintenance service to KWC. TTeam shall issue to KWC a warranty card for the Energy Saver, such warranty service shall be that for a period of 5 years from the Commencement Date, TTeam shall provide the following services to KWC free of charge:

TTeam shall repair and/or replace any damaged parts of Eco-Pro Energy Saving System provided that the parts are damaged by normal operational condition; and

TTeam shall arrange for its technician team to conduct regular check on the Eco-Pro Energy Saving System at every 12 months intervals.

The parties agree that the warranty and maintenance services provided by TTeam under Clause 6.i does not cover damages to the Eco-Pro Energy Saving System caused by improper usage outside its designed specifications nor damages to KWC’s own equipment resulting from such improper usage of the Eco-Pro Energy Saving System.

Others:

If the BC2 Conveyor is relocated or modified, which results in changing Eco-Pro Energy Saving System, KWC shall absorb the resetting fee. The “Certification Exercise” shall be re-conducted and come up a renewed “Certificate” with revised electricity savings rate. The payment, thereafter, shall be based on the renewed and agreed rate.

KWC’s standard terms and conditions should be referred if the terms and conditions are relevant and applicable to this agreement.

For and on behalf of K. Wah Concrete Co. Ltd.	For and behalf of Tech Team Development Limited
/s/ Alfred Ho Name: Mr. Alfred Ho Date: March 31, 2004	/s/ Bondy Tan Name: Mr. Bondy Tan Date: March 31, 2004